EXHIBIT 99.1

SACRAMENTO, CA - SEPTEMBER 21, 2001


AMERICAN RIVER HOLDINGS ANNOUNCES 5% STOCK DIVIDEND


Sacramento, CA - September 21, 2001 -On September 19, 2001, the Board of Directors of American River Holdings (Nasdaq: AMRB) declared a 5% stock dividend on the outstanding shares of common stock of the Corporation, issuable on October 19, 2001 to shareholders of record as of October 5, 2001. No fractional shares will be issued in connection with the stock dividend, but cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, at the per share price at the close of business on September 19, 2001.

"This is the fifth consecutive annual stock dividend that has been declared," states David T. Taber, President and CEO of the company, "together with our semi-annual cash dividends which have been declared since 1992 and our most recent announcement of a stock repurchase plan, we believe this to be an important part of our shareholder value strategy."

American River Holdings is a financial services company with three subsidiaries, American River Bank, a community business bank with four offices in Sacramento and Placer Counties; North Coast Bank, a community business bank with three offices in Sonoma County; and first source capital, headquartered in Sacramento which provides equipment lease financing strictly as a broker for businesses throughout the country.

Related web sites: www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com, www.amrb.com

         This news release contains forward-looking statements about American River Holdings and its subsidiaries' financial condition, results of operations, plans, objectives and future performance. A number of factors, any of which are beyond the control of American River Holdings or its subsidiaries could cause actual results to differ materially from those in the forward-looking statements. American River Holdings files periodic reports with the SEC. These reports are available at www.sec.gov and describe some of the factors mentioned above.



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